EXHIBIT NO. 99(n)

MFS VARIABLE INSURANCE TRUST

PLAN PURSUANT TO RULE 18f-3 UNDER THE

1940 ACT

Effective April 26, 2000, as amended and restated February 26, 2008

This Plan (the “Plan”) is adopted by MFS Variable Insurance Trust (the “Trust”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”), and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created Series. This Plan is intended to allow the Trust to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the “Rule”), subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

THE TRUST AND SERIES

The Trust is an open-end management investment company registered under the Act, consisting of multiple investment portfolios or series, each of which has separate investment objectives and policies and segregated assets (the “Series”).

The Trust on behalf of each Series has entered into an investment advisory agreement with Massachusetts Financial Services Company (“MFS”) pursuant to which MFS, subject to the general supervision of the Board of Trustees of the Trust, provides portfolio management services. The Trust has also entered into an administrative services agreement with MFS pursuant to which MFS provides financial operations, legal and other administrative services to each Series. The Trust has also entered into a distribution agreement with MFS Fund Distributors, Inc. (“MFD”) to provide certain distribution services for the Series, pursuant to which MFD acts as each Series’ distributor. The Trust has adopted a distribution plan (a “Rule 12b-1 Plan”) in accordance with Rule 12b-1 under the Act. Transfer agency and recordkeeping functions are provided to each Series by MFS Service Center, Inc. (“MFSC”) pursuant to a shareholder servicing agent agreement.

CLASS DESIGNATIONS

Each Series may from time to time issue one or more of the following classes of shares: Initial Class shares (constituting the new designation for all shares having the same characteristics as shares issued prior to the date hereof) and Service Class shares. Each of the two classes of shares will represent interests in the same Series of investments of the Series and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus or statement of additional information as from time to time in effect (the “Prospectus”).

CLASS CHARACTERISTICS

Initial Class shares are offered at their net asset value (“NAV”) without an initial sales charge or a contingent deferred sales charge (“CDSC”) and without being subject to a Rule 12b-1 fee.

Service Class shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

The Initial Class shares and Service Class shares may subsequently be offered pursuant to an initial sales charge and/or CDSC (each of which may be subject to reduction or waiver) as permitted by the Act, and as described in the Prospectus.

ALLOCATIONS TO EACH CLASS

Expense Allocations

Rule 12b-1 fees payable by the Trust with respect to the Trust’s Service Class shares1 shall be allocated, to the extent practicable, on a class-by-class basis.

In addition, subject to the approval of the Trust’s Board of Trustees, including a majority of the Independent Trustees, the following “Class Expenses” may be allocated on a class-by-class basis:

(a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class,

[1]	As of the date of this Plan, only Service Class shareholders have a Rule 12b-1 plan.

(b) SEC registration fees incurred with respect to a specific class,

(c) blue sky and foreign registration fees and expenses incurred with respect to a specific class,

(d) the expenses of administrative personnel and services required to support shareholders of a specific class,

(e) litigation and other legal expenses relating to a specific class of shares,

(f) Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares,

(g) accounting and consulting expenses relating to a specific class of shares,

(h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class of shares,

(i) transfer agency costs attributable to Initial Class shares and Service Class shares; and

(j) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount with respect to a class or if these expenses relate to services provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses, other than Rule 12b-1 fees and Class Expenses, not now or hereafter designated as Class Expenses (“Series Expenses”) will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series.

However, notwithstanding the above, the Trust may allocate all expenses other than Rule 12b-1 fees and Class Expenses based on the settled shares method, as permitted by rule 18f-3(c)(1)(iii) under the Act.

Income, Gains And Losses

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series.

The Trust may allocate income and realized and unrealized capital gains and losses to each share based on the settled shares method, as permitted by Rule 18f-3(c)(1)(iii) under the Act.

CONVERSION AND EXCHANGE

Conversion Features

Neither Initial Class shares nor Service Class shares shall convert into the other. Subsequent classes of shares (each a “Converting Class”) may automatically convert into another class of shares (the “Conversion Class”), subject to such terms as may be approved by the Trustees.

In the event of any material increase in payments authorized under a Rule 12b-1 plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to any Conversion Class, existing Converting Class shares will stop converting into the Conversion Class shares unless the Converting Class shareholders, voting separately as a class, approve the increase in such payments. Pending approval of such increase, or if such increase is not approved, the Trustees shall take such action as is necessary to ensure that existing Converting Class shares are exchanged or converted into a new class of shares (“New Conversion Class”) identical in all material respects to the Conversion Class shares as existed prior to the implementation of the increase in payments, no later than such shares were previously scheduled to convert to the Conversion Class shares. If deemed advisable by the Trustees to implement the foregoing, such action may include the exchange of all existing Converting Class shares for a new class of shares (“New Converting Class”), identical to existing Converting Class shares, except that New Converting Class shares shall convert to New Conversion Class shares. Converting Class shares sold after the implementation of the fee increase may convert into Conversion Class shares subject to the higher maximum payment, provided that the material features of the Conversion Class plan and the relationship of such plan to the Converting Class shares are disclosed in an effective registration statement.

Exchange Features

Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Series or a series of MFS Variable Insurance Trust II (the series of MFS Variable Insurance Trust II collectively referred to as the “VIT II Series”), an open-end management investment company registered under the Act; Initial Class shares may be exchanged for Initial Class shares of another Series or a VIT II Series; Service Class shares may be exchanged for Service Class shares of another Series or a VIT II Series. All exchange features applicable to each class will be described in the Prospectus.

Dividends

Dividends paid by the Trust with respect to its Initial Class and Service Class shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and, if applicable, Class Expenses relating to a class, shall be borne exclusively by that class.

VOTING RIGHTS

Each share of each Series entitles the shareholder of record to one vote. Each class of shares of the Series will vote separately as a class with respect to any Rule 12b-1 plan applicable to that class and on other matters for which class voting is required under applicable law. Service Class shareholders will vote separately as a class to approve any material increase in payments authorized under the Rule 12b-1 plan applicable to Service Class shares.

PLAN DURATION

This Plan shall continue in effect indefinitely unless terminated or amended as provided herein.

TERMINATION AND AMENDMENT PROCEDURE

This Plan may be terminated at any time by a vote of a majority of the Trustees who are not “interested persons” of the Trust (“Disinterested Trustees”) or by a vote of the holders of a “majority of the outstanding voting securities” of the Trust. No material amendment may be made to this Plan without the approval of a majority of the Trustees, including a majority of the Disinterested Trustees, after a finding that the Plan is in the best interests of each class of shares individually and each Series as a whole. This Plan may be amended without Trustee approval to make a change that is not material which includes, by way of example, to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof.

SCOPE OF TRUST’S OBLIGATIONS

A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. It is acknowledged that the obligations of or arising out of this Plan are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. It is further acknowledged that the assets and liabilities of each Series are separate and distinct and that the obligations of or arising out of this Plan are binding solely upon the assets or property of the Series on whose behalf the Trust has adopted this Plan. It is also acknowledged that the obligations of each Series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and no Series shall be responsible for the obligations of another Series.

MISCELLANEOUS PROVISIONS

As used in this Plan, the terms “interested person” and “majority of the outstanding voting securities” are used as defined in the 1940 Act. This Plan shall be administered and construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and the Rules and Regulations promulgated thereunder. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.